UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2010

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

10850 West Park Place, Suite 1200 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 10, 2010, the Board of Directors of ARI Network Services, Inc. (the “Company”) appointed Darin R. Janecek as Chief Financial Officer of the Company.  Mr. Janecek replaced Brian E. Dearing, who had served in the role of interim Chief Financial Officer of the Company since June 2009.

Mr. Janecek, age 43, joined the Company as Director of Finance in May 2009.  Prior to joining the Company, Mr. Janecek served as Director of Strategic Finance at Johnson Controls, Inc., in Milwaukee, Wisconsin, where he led the group responsible for the financial aspects of acquisitions, divestitures, and other strategic business initiatives.  Prior to Johnson Controls, Mr. Janecek served in multiple corporate finance and consulting roles, where he primarily specialized in mergers and acquisitions, corporate financial analysis and financial due diligence.  Mr. Janecek began his career as an auditor with Deloitte & Touche in Milwaukee, Wisconsin.  He is a Certified Public Accountant, and earned a masters degree in Business Administration from Loyola University Chicago and a bachelor’s degree in accounting from the University of Wisconsin – Milwaukee.

On December 10, 2010, the Company entered into an Employment Agreement (the “Employment Agreement”) and a Change of Control Agreement (the “Change of Control Agreement”) with Mr. Janecek.

The term of Mr. Janecek’s employment under the Employment Agreement is for an indefinite period and may be terminated by either party at any time and for any reason or for no reason upon written notice to the other party.  The Employment Agreement provides that Mr. Janecek will receive an annual salary of $200,000, subject to annual review and adjustment by the Compensation Committee of the Company’s Board of Directors.  Mr. Janecek will be eligible to participate in the Company’s Management Incentive Bonus Plan; and will be entitled to receive perquisites and benefits provided by the Company to its senior executives, subject to applicable eligibility criteria.  Also pursuant to the Employment Agreement, Mr. Janecek was, upon the approval of the Compensation Committee of the Company’s Board of Directors, granted an option to purchase 50,000 shares of the Company’s common stock pursuant to the terms of an award agreement between Mr. Janecek and the Company.

In the event that Mr. Janecek is terminated without “cause” (as defined in the Employment Agreement) or in connection with Mr. Janecek’s death or disability, or if Mr. Janecek resigns his employment with the Company for “good reason” (as defined in the Employment Agreement), the Employment Agreement provides that Mr. Janecek will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  In addition, in the event of a termination without cause or for good reason, Mr. Janecek will be entitled (contingent upon his execution of a severance agreement) to receive his base salary as then in effect for nine months following the effective date of the termination and a pro rated bonus payment.  If Mr. Janecek is terminated for “cause” or if he resigns his employment with the Company without good reason, he will have the right to receive any unpaid base salary with respect to the period prior to the date of termination and any earned but unpaid bonus due to him as of the effective date of termination.  The Employment Agreement also contains customary confidentiality, non-competition, non-solicitation and other provisions.

The Change of Control Agreement provides that Mr. Janecek will receive severance benefits equal to two times the sum of his salary and targeted bonus, medical and dental plan continuation for two years, and acceleration and immediate vesting of his stock options if, within two years following a “Change of Control,” his employment is terminated without “cause” or by the executive for “good reason,” as such terms are defined in the Change of Control Agreement.

The foregoing descriptions of the Employment Agreement and the Change of Control Agreement do not purport to be complete and are qualified in their entirety by reference to the text of the Employment Agreement and the Change of Control Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 8.01.

Other Events.

On December 14, 2010, the Company announced the appointment of Mr. Janecek as Chief Financial Officer.  The press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated December 10, 2010 between Darin R. Janecek and ARI Network Services, Inc.
10.2	Change of Control Agreement dated December 10, 2010 between Darin R. Janecek and ARI Network Services, Inc.
99.1	Press Release dated December 14, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 16, 2010

ARI NETWORK SERVICES, INC.

By:

/s/ Roy W. Olivier

Roy W. Olivier
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated December 10, 2010 between Darin R. Janecek and ARI Network Services, Inc.
10.2	Change of Control Agreement dated December 14, 2010 between Darin R. Janecek and ARI Network Services, Inc.
99.1	Press Release dated December 10, 2010

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